Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Frontier Communications Corporation:

We consent to the incorporation by reference in the registration statements No. 333-203537 on Form S-3 and Nos. 333-188440, 333-159508, 333-151247, 333-151248, 333-151245, 333-142636, 333-91054, 333-71821, 333-71597, 333-71029, 333-61432, 33-54376, 33-48683, 33-42972, 333-203625, and 333-217845 on Form S-8 of Frontier Communications Corporation and subsidiaries of our reports dated February 28, 2019, with respect to the consolidated balance sheets of Frontier Communications Corporation  as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive loss, equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Frontier Communications Corporation.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenues and related costs in 2018 due to the adoption of Accounting Standard Codification Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Stamford, Connecticut
February 28, 2019